Exhibit 99.1

Virage Logic Reports Second Quarter Fiscal Year 2010 Results

Record License and Royalty Revenue

FREMONT, Calif.--(BUSINESS WIRE)--May 5, 2010--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner, today reported its financial results for the second fiscal quarter ended March 31, 2010. Total revenue for the second quarter of fiscal 2010 was $25.2 million, compared with $11.0 million for the second quarter of fiscal 2009 and $21.7 million for the first quarter of fiscal 2010. License and maintenance revenue for the second quarter of fiscal 2010 was $19.2 million compared with $9.1 million for the same period a year ago and $16.9 million for the prior quarter. Royalty revenue for the second quarter of fiscal 2010 was $6.0 million, compared with $1.9 million and $4.7 million for the second quarter fiscal 2009 and first quarter of fiscal 2010, respectively.

As reported under U.S. generally accepted accounting principles (GAAP), net loss was $1.1 million, or ($0.04) per share, for the second quarter of fiscal 2010 compared to a net loss for the second quarter of fiscal 2009 of $26.3 million, or ($1.15) per share, and net loss of $2.2 million, or ($0.09) per share for the first quarter of fiscal 2010.

On a non-GAAP basis, excluding the effects of stock-based compensation expenses, acquisition related expenses and amortization of intangibles, the company would have reported total net income after tax of $2.1 million, or $0.08 per fully diluted share.

Non-GAAP net income excludes $1.7 million of stock-based compensation expense and $2.8 million of amortization of intangibles and other acquisition related charges reduced by $1.3 million tax effect for a net total exclusion of $3.2 million.

Virage Logic President and CEO, Dr. Alex Shubat said, "During the past several years, we've focused on all those corporate efforts necessary for building out our IP product portfolio through new product development as well as selective acquisitions. The positive results of these efforts were made apparent in our first quarter of fiscal 2010, when we achieved a record $21.7 million in revenue. Now, for the second quarter of fiscal 2010, we are posting another record revenue of $25.2 million. This revenue number represents a 17% quarter over quarter growth, and a 129% year over year increase. License and maintenance revenues increased 14% to $19.2 million during the quarter, while royalty revenue climbed 26% to $6.0 million. This robust increase in royalty revenue was a result of both increased sales of advanced technology semiconductor wafers from our foundry partners, and royalty income from semiconductor manufacturers for our ARC® processor product portfolio.

“License bookings during the quarter were strong and greater than our license revenue. In fact, our license book-to-bill ratio has been above unity for each of the last four quarters. We now enjoy a record license backlog. This backlog growth, coupled with the increase we see in new opportunities, gives us both comfort and confidence.

“We continue to believe that the recent growth in demand for our products is a result of both our increased product offering and a seminal change occurring in the semiconductor industry towards the use of third-party wafer foundries by almost every SoC integrated circuit manufacturer, including most major IDMs. This change is, we believe, partly responsible for further disaggregation in the semiconductor space, resulting in the increased use of standard third-party IP.

“During the quarter, we continued to expand our IP building block portfolio. We announced the availability of our SiPro™ Mobile Industry Processor Interface (MIPI) PHY and controller IP on the 40nm LP process node to target the mobile market. These products are created using the production proven IP that we licensed from AMD in early 2009.

“In the area of physical IP on advanced process nodes, we believe we have not only maintained but extended our early leadership position at 40nm. Today, more than 40 customers are actively designing SoCs at this node using our IP. We also continue our early leadership at 28nm and today count five customers, three of which are end customers, on this advanced node. We believe our SiWare™ Memory, SiWare™ Logic and High Speed Interface products offer the industry’s broadest portfolio of silicon proven IP.”

Dr. Shubat concluded, “For the third quarter fiscal 2010, we are projecting revenues of $26.0 million to $27.0 million and non-GAAP EPS results of $0.10 to $0.13 per share. Included in this forecast is an estimate of $0.01 from our Strategic Outsourcing business, acquired from NXP in mid-first quarter fiscal 2010. We had previously forecasted that this Strategic Outsourcing business would not contribute positively to our corporate EPS until fourth quarter fiscal 2010.

“We have now finalized our NXP IP business and productization plans and are scaling the operation accordingly; therefore, in the third quarter fiscal 2010, we will take a one-time restructuring charge of approximately $5.7 million to $6.0 million. The company expects to realize, before tax, a total of approximately $10.0 million to $10.5 million in non-GAAP adjustments in the third quarter, comprised primarily of the NXP IP business transition and restructuring costs, FAS123R stock-compensation, amortization and other acquisition-related expenses.”

Although this news release will be available on the Company’s website, the Company disclaims any duty or intention to update these or any other forward-looking statements.

Use of Non-GAAP Information

We believe the financial figures we include that are not presented in accordance with GAAP assist investors in understanding our business and operating results. This information is intended to provide investors with useful supplemental data regarding the underlying economics of our business operations because operating results presented under GAAP may include charges that are nonrecurring or not necessarily relevant to ongoing operations, or are difficult to forecast for future periods. The Company’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the core costs of those business operations. Management believes that goodwill impairment charges, valuation allowance on deferred tax assets, restructuring charges, acquisition-related charges and stock-based compensation are not part of its core business operations. Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these items from the period expenses. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are, restructuring charges, acquisition-related charges, amortization and stock-based compensation that are included in cost of revenues, research and development, general and administrative and sales and marketing expenses. To determine our non-GAAP tax provision, the Company recalculates tax based on non-GAAP income before taxes and adjusts accordingly.

For each such non-GAAP measure, the adjustment provides management with information about the Company’s underlying operating performance that enables a more meaningful comparison of our finance results in different reporting periods. For example, since the Company does not acquire businesses on a predictable cycle, management excludes acquisition-related charges in order to provide a more consistent and meaningful evaluation of the Company’s operating expenses. Management also excludes goodwill impairment, valuation allowance on deferred tax assets and restructuring charges as these are non-recurring charges which are not expected to occur on a regular basis. Management also excludes the impact of stock-based compensation to help it compare current period operating expenses against the operating expenses for prior periods. In addition, the availability of non-GAAP information helps management track actual performance relative to financial targets. This information also helps investors compare the Company’s performance with other companies in the industry, which use similar financial measures to supplement their GAAP financial information.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Management believes that providing this non-GAAP financial information, in addition to GAAP information, facilitates consistent comparison of the Company’s financial performance over time. The Company has historically provided non-GAAP information to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate the Company’s core operating performance in the way that management does.

Conference Call

Virage Logic's management will hold a teleconference on second fiscal quarter 2010 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, May 5, 2010. Participants can access the call by dialing (866) 225-8754 (domestic) or (480) 629-9692 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 406-7325 (domestic) or (303) 590-3030 (international), access number 4285984 through May 7, 2010; and the webcast can be accessed at www.viragelogic.com for 90 days.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company's highly differentiated product portfolio includes processor solutions, interface IP solutions, embedded SRAMs and NVMs, embedded test and yield optimization solutions, logic libraries, and memory development software. As the semiconductor industry's trusted IP partner, more than 400 foundry, IDM and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit http://www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, and any assumptions underlying these statements, are forward-looking statements, including, for example, statements relating to financial results for the third quarter of fiscal 2010, backlog and opportunities, company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy and integrate acquired operations effectively to capture synergies; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2009, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation	Three Months	Three Months
	Ended	Ended
(in thousands)	March 31, 2010	March 31, 2009

GAAP net loss	$(1,098)	$(26,347)
Stock-based compensation expense charged to operating expense	1,705	881
Stock-based compensation expense related to custom contracts	(16)	(29)
Amortization of intangibles and acquisition related expenses	2,773	252
Impairment of goodwill	-	11,839
Restructuring charges	-	1,473
Valuation allowance on deferred tax assets	-	10,995
Tax effect	(1,279)	(874)

Non-GAAP net earnings (loss)	$2,085	$(1,810)

Earnings (loss) per share:
Basic	$0.08	$(0.08)
Diluted	$0.08	$(0.08)

Shares used in computing per share amounts:
Basic	25,731	22,877
Diluted	26,302	22,877

Virage Logic Corporation Condensed Consolidated Statements of Operations (In thousands, except per-share amounts) (Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2010	2009	2010	2009
Revenue:
License and maintenance	$19,257	$9,126	$36,180	$17,627
Royalties	5,988	1,899	10,723	4,747
Total revenues	25,245	11,025	46,903	22,374
Cost and expenses:
Cost of revenues	3,953	2,401	8,472	4,970
Research and development	14,649	6,700	25,891	15,719
Sales and marketing	4,040	2,754	8,721	5,421
General and administrative	4,354	2,645	8,926	4,766
Goodwill impairment	-	11,839	-	11,839
Restructuring charges	-	1,473	-	1,473
Total cost and expenses	26,996	27,812	52,010	44,188
Operating loss	(1,751)	(16,787)	(5,107)	(21,814)
Interest income and other, net	594	114	845	762
Loss before taxes	(1,157)	(16,673)	(4,262)	(21,052)
Income tax (benefit) provision	(59)	9,674	(954)	7,906
Net loss	(1,098)	(26,347)	(3,308)	(28,958)
Net loss attributable to the non-controlling interests	-	-	(29)	-
Net loss attributable to Virage stockholders	$(1,098)	$(26,347)	$(3,279)	$(28,958)

Net loss per share:
Basic	$(0.04)	$(1.15)	$(0.13)	$(1.26)
Diluted	$(0.04)	$(1.15)	$(0.13)	$(1.26)

Shares used in computing per share amounts:
Basic	25,731	22,887	25,061	22,915
Diluted	25,731	22,887	25,061	22,915

Virage Logic Corporation Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31, 2010	September 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,540	$22,473
Short-term investments	3,397	7,383
Accounts receivable, net	21,193	15,930
Costs in excess of related billings on uncompleted contracts	1,169	1,262
Deferred tax assets	416	416
Prepaid expenses	5,485	6,887
Taxes receivable	441	108
Total current assets	54,641	54,459

Property, plant and equipment, net	6,746	6,533
Goodwill	15,546	10,984
Other intangible assets, net	30,070	29,645
Deferred tax assets – long-term	9,861	8,858
Taxes receivable - long-term	3,095	2,768
Other long-term assets	4,552	4,858

Total assets	$124,511	$118,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,361	$4,767
Accrued expenses	13,364	18,713
Deferred revenues	19,223	9,930
Income taxes payable	165	--
Total current liabilities	35,113	33,410
Income tax liabilities	179	935
Deferred tax liabilities	3,169	3,156
Other long-term accruals	854	1,397
Total liabilities	39,315	38,898

Stockholders’ equity:
Common stock	27	24
Additional paid-in capital	154,196	143,754
Accumulated other comprehensive (loss) income	(309)	(129)
Treasury stock, at cost	(5,130)	(5,130)
Accumulated deficit	(63,588)	(60,309)
Total Virage stockholders’ equity	85,196	78,210
Non-controlling interests in consolidated subsidiaries	--	997
Total stockholders’ equity	85,196	79,207
Total liabilities and stockholders’ equity	$124,511	$118,105

CONTACT:
Virage Logic Corporation
Brian Sereda, 510-360-8017
Chief Financial Officer
brian.sereda@viragelogic.com